Exhibit (n)

MULTIPLE CLASS PLAN

OF

TCW ALTERNATIVE FUNDS

This Multiple Class Plan (this “Plan”) is required by Rule 18f-3 promulgated by the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”).

This Plan shall govern the terms and conditions under which TCW Alternative Funds (the “Trust”) may issue separate classes of shares representing interests in the series of the Trust (the “Funds”) listed on Appendix A, as may be amended from time to time as provided herein. To the extent that a subject matter herein is covered by the Trust’s Amended and Restated Declaration of Trust or By-Laws, the Amended and Restated Declaration of Trust and the By-Laws will control in the event of any inconsistencies with the descriptions herein.

SECTION 1. Rights and Obligations. Except as set forth herein, all classes of shares issued by a Fund shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions. The only differences among the various classes of shares relate solely to the following: (a) each class has a different arrangement for shareholder services or the distribution of securities or both, and pays all of the expenses of that arrangement; (b) each class may be subject to different class expenses as discussed under Section 3 of this Plan; (c) each class may bear a different identifying designation; (d) each class has exclusive voting rights with respect to matters submitted to shareholders that solely relates to its arrangements; (e) each class has separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; (f) each class may have different exchange privileges; and (g) each class may provide for the automatic conversion of that class into another class.

SECTION 2. Classes of Shares and Designation Thereof. Each Fund may offer any or all of the following classes of shares:

(a) Class N Shares. “Class N Shares” will be sold at their net asset value without the imposition of a front-end sales load or contingent deferred sales charge (“CDSC”).

Pursuant to the Share Marketing Plan (Rule 12b-1 Plan) for the Trust (the “12b-1 Plan”), Class N Shares will be subject to a Rule 12b-1 distribution fee at an annual rate of up to 0.25 percent of the daily net assets attributable to the Class N shares.

Class N Shares of one or more Funds may be subject to a redemption fee to the extent disclosed in the prospectus for that Fund.

Class N Shares may be offered only to investors who make an initial investment in a Fund of at least $5,000 or $1,000 depending on the type of the investor account.

(b) Class I Shares. “Class I Shares” will be sold at their net asset value without the imposition of a front-end sales load or CDSC.

The 12b-1 Plan is not applicable to Class I Shares, and therefore, Class I Shares will not be subject to a Rule 12b-1 distribution fee.

Class I Shares of one or more Funds may be subject to a redemption fee to the extent disclosed in the prospectus for that Fund.

Class I Shares may be offered only to investors who make an initial investment in a Fund of at least $1,000,000.

SECTION 3. Allocation of Expenses.

(a) Class Expenses. Each class of shares may be subject to different class expenses consisting of: (1) Rule 12b-1 plan distribution fees, if applicable to a particular class; (2) transfer agency and other recordkeeping costs to the extent allocated to a particular class; (3) SEC and blue sky registration fees incurred separately by a particular class; (4) litigation or other legal expenses relating solely to a particular class; (5) printing and postage expenses related to the preparation and distribution of class specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular class; (6) expenses of administrative personnel and services as required to support the shareholders of a particular class; (7) audit or accounting fees or expenses relating solely to a particular class; (8) director fees and expenses incurred as a result of issues relating solely to a particular class and (9) any other expenses subsequently identified that should be properly allocated to a particular class, which shall be approved by the Board of Trustees of the Trust (collectively, “Class Expenses”).

(b) Other Expenses. Except for the Class Expenses discussed above (which will be allocated to the appropriate class), all expenses incurred by each Fund will be allocated to each class of shares on the basis of the net asset value of each class to the net asset value of the Fund. This is referred to as the relative net assets method.

(c) Waivers and Reimbursements of Expenses. The investment adviser and any other provider of services to the Funds may waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in cross-subsidization between classes.

SECTION 4. Allocation of Income. The Funds will allocate income and realized and unrealized capital gains and losses based on the relative net assets of each class of shares.

SECTION 5. Exchange Privileges. A class of shares of a Fund may be exchanged only for the same class of shares of another Fund. All exchanges will be subject to such conditions as may be imposed from time to time as disclosed in Appendix B.

SECTION 6. Effective When Approved. This Plan shall not take effect until a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, find that the Plan, as proposed and including the expense allocations, is in the best interests of each class individually and the Trust as a whole.

SECTION 7. Amendments. This Plan may not be amended to materially change the provisions of this Plan unless that amendment is approved in the manner specified in Section 6 above.

Adopted:             , 2015

APPENDIX A TO

MULTIPLE CLASS PLAN

OF

TCW ALTERNATIVE FUNDS

TCW/Gargoyle Hedged Value Fund

Class I Shares

Class N Shares

APPENDIX B TO

MULTIPLE CLASS PLAN

OF

TCW ALTERNATIVE FUNDS

EXCHANGE PRIVILEGES

SECTION 1. TERMS AND CONDITIONS OF EXCHANGES. Shareholders of the Funds discussed herein may participate in exchanges as described below.

An exchange is permitted only in the following circumstances:

(a) if the Funds offer more than one class of shares, the exchange must be between the same class of shares of two different Funds (e.g., Class N and Class I shares of the same Fund cannot be exchanged for each other);

(b) the dollar amount of the exchange must be at least equal to the minimum investment applicable to the shares of the Fund acquired through such exchange;

(c) the shares of the Fund acquired through the exchange must be qualified for sale in the state in which the shareholder resides;

(d) the exchange must be made between accounts having identical registrations and addresses;

(e) the full amount of the purchase price for the shares being exchanged must have already been received by the Fund for which the shares are being exchanged;

(f) the account from which shares have been exchanged must be coded as having a certified taxpayer identification number on file or, in the alternative, an appropriate IRS Form W-8 (certificate of foreign status) or Form W-9 (certifying exempt status) (or the equivalent successor forms) must have been received by the Trust;

(g) newly acquired shares (through either an initial or subsequent investment) are held in an account for at least ten days, and all other shares are held in an account for at least one day, prior to the exchange;

(h) certificates representing shares, if any, must be returned before shares can be exchanged; and

(i) Because excessive exchanges can harm a Fund’s performance, the Funds reserve the right to terminate, either temporarily or permanently, exchange privileges of any shareholder who makes more than a specified number of exchanges (as specified in the prospectus) out of any one Fund during a twelve-month period and to refuse an exchange into a Fund from which a shareholder has redeemed shares within the previous

90 days (accounts under common ownership or control and accounts with the same taxpayer identification number will be counted together). This limit may be modified for accounts in certain institutional retirement plans to conform to plan exchange limits and U.S. Department of Labor regulations (for those limits, see plan materials). The Funds reserve the right to refuse exchanges by any person or group if, in the judgment of TCW Investment Management Company (the “Manager”), a Fund would be unable effectively to invest the money in accordance with its investment objective and policies, or would otherwise be potentially adversely affected. A shareholder’s exchanges may be restricted or refused if a Fund receives, or the Manager anticipates, simultaneous orders affecting significant portions of that Fund’s assets and, in particular, a pattern of exchanges coinciding with a “market timing” strategy. Although the Funds attempt to provide prior notice to affected shareholders when it is reasonable to do so, they may impose these restrictions at any time. The Funds reserve the right to terminate or modify the exchange privileges of Fund shareholders in the future.

THE EXCHANGE PRIVILEGE IS NOT AN OPTION OR RIGHT TO PURCHASE SHARES BUT IS PERMITTED UNDER THE RESPECTIVE POLICIES OF THE PARTICIPATING FUNDS, AND MAY BE MODIFIED OR DISCONTINUED BY ANY SUCH FUNDS OR BY THE MANAGER OR THE DISTRIBUTOR OF FUNDS HARES AT ANY TIME, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, WITHOUT NOTICE.

Shares to be exchanged will be redeemed at their net asset value as determined at the close of business on the day that an exchange request in proper form (described below) is received, as described in the applicable prospectus. Exchange requests received after the required time will result in the redemption of shares at their net asset value as determined at the close of business on the next business day.

In the event of unusual market conditions, a Fund reserves the right to reject any exchange request if, in the judgment of the Manager, the number of requests or the total value of the shares that are the subject of the exchange places a material burden on the Fund. For example, the number of exchanges by investment managers making market timing exchanges may be limited.

SECTION 2. FEES. There is no fee for exchanges among the Funds.

SEE THE APPLICABLE PROSPECTUS FOR MORE INFORMATION ABOUT SHARE EXCHANGES.